As filed with the Securities and Exchange Commission on March 31, 2017

Registration No. 333-207740

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Resource Apartment REIT III, Inc.

(Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Kevin M. Finkel

Chief Executive Officer

Resource Apartment REIT III, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Andrew M. Davisson, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-207740

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

Explanatory Note

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-207740) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b)	Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description

23.4	Consent of Grant Thornton LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 31st day of March, 2017.

RESOURCE APARTMENT REIT III, INC.

By:	/s/ Kevin M. Finkel
Kevin M. Finkel
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Kevin M. Finkel Kevin M. Finkel	Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2017

* Steven R. Saltzman	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	March 31, 2017

* Harvey Magarick	Independent Director	March 31, 2017

* Lee F. Shlifer	Independent Director	March 31, 2017

* David Spoont	Independent Director	March 31, 2017

* By:	/s/ Kevin M. Finkel	March 31, 2017
Kevin M. Finkel
Chief Executive Officer and Director
Attorney-in-Fact